Exhibit 10.14

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Fourth Amendment”) is made as of the 22nd day of October, 2018, by and between Wharton Lender Associates, L.P., (“Landlord”), and Krystal Biotech Inc., (“Tenant”).

WITNESSETH:

WHEREAS, by Lease dated May 26, 2016 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated July 26, 2016, Second Amendment to Lease Agreement dated February 27, 2017 (the "Second Amendment") and Third Amendment to Lease Agreement dated May 31, 2018 (the "Third Amendment") (the Original Lease as amended, collectively, the "Lease"), Landlord currently leases to Tenant and Tenant currently leases from Landlord certain premises consisting of approximately 10,978 rentable square feet (the “Seventh Floor Premises”) located on the 7th Floor of the building known as 2100 Wharton Street, Pittsburgh, Pennsylvania (the “Building”); and

WHEREAS, Landlord and Tenant now desire to amend the Lease so as to (i) expand the Seventh Floor Premises by approximately 6,003 rentable square feet of area (the "Sixth Floor Premises") thereby increasing Tenant's rentable area in the Building to a total of 16,981 rentable square feet; and, (ii) modify certain other terms of the Lease, all in accordance with the terms and provisions hereof.

NOW THEREFORE, the parties hereto, in consideration of the mutual premises contained herein, and intending to be legally bound hereby, do covenant and agree as follows:

1.Recitals. The foregoing preamble is incorporated by reference herein as if set forth at length. Capitalized terms not otherwise defined shall have the meaning given to such terms in the Lease. All references herein to the Lease shall include this Fourth Amendment.

2.Expansion of Seventh Floor Premises; Sixth Floor Premises Commencement Date.

(a)Effective as of the Sixth Floor Premises Commencement Date (as defined below), the Premises shall be amended to comprise, in addition to the Seventh Floor Premises, the Sixth Floor Premises, (consisting of approximately 6,003 rentable square feet of area on the 6th Floor of the Building), for a total of 16,981 rentable square feet of area, as outlined on Exhibit “A” attached hereto and made a part hereof. Accordingly, effective as of the Sixth Floor Premises Commencement Date (as defined below), the “Premises” shall mean a total of 16,981 rentable square feet of area consisting of 10,973 rentable square feet on the 7th Floor and 6,003 rentable square feet on the 6th Floor of the Building, as described on Exhibit “A”.

(b)Sixth Floor Premises Commencement Date; Expiration Date. The Term of the Lease for the Sixth Floor Premises and Tenant’s obligation to pay Fixed Rent and additional rent for the Sixth Floor Premises shall commence on the date that Landlord's delivers possession of the Sixth Floor Premises to the Tenant (the “Sixth Floor Premises Commencement Date”). The expiration date of the Sixth Floor Premises Term shall be February 28, 2026 (the “Expiration Date”).

3.Condition of Sixth Floor Premises. Notwithstanding anything contained  in the Lease to the contrary: (i) Landlord shall deliver the Sixth Floor Premises to Tenant and Tenant accepts delivery and possession of the Sixth Floor Premises in its current “as- is” where is condition; and (ii) Tenant shall perform, at Tenant's sole cost and expense, all work and modifications to the Sixth Floor Premises that is necessary or desired; and (iii) any and all costs for work required in the Premises shall be at Tenant’s sole cost and expense.

4.Tenant’s Share; Tenant's Percentage. Commencing as of the Sixth Floor Premises Commencement Date, “Tenant’s Percentage” as defined in Paragraph 1.L. of the Original Lease and "Tenant's Share", as defined in Paragraph 4.A.(ii) of the Original Lease shall mean “7.51%”, and all references in the Lease to “Tenant’s Share” and "Tenant's Percentage" shall mean “7.51%”.

5.Fixed Rent for the Sixth Floor Premises. Commencing on the Sixth Floor Premises Commencement Date, Tenant shall pay Landlord Fixed Rent for the Sixth Floor Premises (being 6,003 rentable square feet) as follows:

LEASE PERIOD	PORTION OF PREMISES	$PER RENTABLE SQ FT	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
Sixth Floor Premises Commencement Date to 2/29/20	6,003 rsf Sixth Floor Premises	22.50	$11,255.63	$135,067.50
3/1/20 – 2/28/21	6,003 rsf Sixth Floor Premises	22.95	$11,480.74	$137,768.85
3/1/21 – 2/28/22	6,003 rsf Sixth Floor Premises	23.41	$11,710.85	$140,530.23
3/1/22 – 2/28/23	6,003 rsf Sixth Floor Premises	23.88	$11,945.97	$143,351.64
3/1/23 – 2/29/24	6,003 rsf Sixth Floor Premises	24.36	$12,186.09	$146,233.08
3/1/24 – 2/28/25	6,003 rsf Sixth Floor Premises	24.85	$12,431.21	$149,174.55
3/1/25 – 2/28/26	6,003 rsf Sixth Floor Premises	25.35	$12,681.34	$152,176.05

Fixed Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term without demand, notice, offset or deduction.

Notwithstanding the above, so long as Tenant is not in material default under the terms of this Lease, Tenant shall receive an abatement to its Fixed Rent in the total amount of $45,022.52 applied as a monthly credit of $11,255.63 per month for the first four (4) months of the Sixth Floor Premises Term of the Lease only. Such abatement of Fixed Rent shall not affect Tenant’s obligation to pay additional rent or any other sums payable by Tenant as and when due under the terms of this Lease.

6.Utilities; Janitorial; Cleaning. Notwithstanding anything to the contrary contained in the Lease, Tenant shall be responsible, at Tenant's sole cost and expense, for providing: (i) cleaning and janitorial services in a first class manner and keeping with the standards of the Building, including but not limited to garbage and rubbish removal on a daily basis and the costs of dumpsters and services thereof, in the entire portion of the Premises that is used or occupied for non-administrative office uses including laboratory functions; and (ii) all extraordinary utilities usage, costs and expenses (e.g., above standard office usage) used in the entire portion of the Premises that is used for non- administrative office uses including laboratory functions.

7.Vehicle Parking. Commencing as of the Sixth Floor Premises Commencement Date, Section 12 of the Third Amendment shall be deleted in its entirety, and the same shall be null and void and of no force or effect, and shall be replaced with the following:

"Commencing as of the Sixth Floor Premises Commencement Date until the Expiration Date, subject to the Parking Rules set forth in Exhibit B to the Original Lease, as modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use up to twenty-six (26) unreserved parking spaces in the parking facility of the Property, subject to availability, at the rate of One Hundred Forty and 00/Dollars ($140.00) per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the foregoing rate per parking space per month for each month of the Expansion Space Term hereof for each of the Parking Spaces utilized by Tenant. Notwithstanding the foregoing, so long as Tenant is not in material default under the terms of the Lease, eleven (11) of the foregoing unreserved parking spaces shall be provided at no charge."

8.Tenant’s Generator; Insurance. Within thirty (30) days from the Sixth Floor Commencement Date, Landlord and Tenant agree to execute a mutually satisfactory separate Generator License Agreement for the existing and additional electrical generator to be installed by Tenant in or near the Building. It is understood that there will not be a license fee charged by Landlord for the generators, but that all costs, expenses, and liability with regards to the generators shall be at Tenant’s sole cost, expense and liability and Tenant releases, remises, discharges and acquits the Landlord along with their agents, representatives, assigns, predecessors, successors, insurers, sureties and mortgage lenders from any and all claims which the Tenant may have against any of them arising from the generators. In addition, Tenant agrees to indemnify, defend and hold harmless Landlord and their respective representatives from and against all claims, actions, losses, liabilities, costs and expenses of any nature whatsoever (including attorneys’ and other legal fees and costs) arising from or relating to the generators. Tenant shall deliver to Landlord a certificate of insurance naming Landlord as additional insured and satisfactory to Landlord covering the generators and Tenant’s contractual obligations of indemnification with respect to the generators. The Generator License Agreement will set forth the specific terms and conditions relating to the location, permits, approvals, operation, removal, insurance, and liability associated with the electrical generators.

9.Broker. Tenant represents to Landlord, that Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Fourth Amendment except for Landlord's Broker, CBRE, Inc., (“Broker”) 600 Grant Street, Suite 4800, Pittsburgh, PA 15219. Unless otherwise agreed by the parties, Landlord shall be responsible for the payment of commission to the Broker based upon Landlord's separate agreement with such Broker. Tenant hereby agrees to indemnify and hold harmless the Landlord and its respective agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

10.Full Force and Effect. Except as specifically set forth herein, the terms, covenants and conditions of the Lease shall remain in full force and effect. The Lease and this Fourth Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant. This Fourth Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and there are no other rights, including but not limited to, any renewals, extensions, expansions, purchases, rights of first refusal, allowances, etc., granted under the Lease or this Fourth Amendment. Landlord and Tenant hereby ratify and affirm all of the remaining terms and conditions of the Lease. Tenant hereby acknowledges that, as of the date of this Fourth Amendment, Landlord is not in default of any of the terms and conditions of the Lease.

11.Provisions Binding. All rights and liabilities herein given to or imposed upon the parties to this Fourth Amendment shall extend to, and be binding upon and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

12.Confidentiality. Tenant and Tenant’s representative agree that it shall maintain in confidence and shall not divulge to any third party (except as may be required by law) any of the items, covenants and conditions of the Lease and this Fourth Amendment, including without limitation, any information related to the rental rate, the length of the Term, and any other terms and conditions thereof. Tenant further agrees to take commercially reasonable precautions to prevent the unauthorized disclosure of any such information to any third parties. Tenant’s obligations under this Section 12. shall survive the termination of the Lease.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Lease Agreement on the day and year first above written.

LANDLORD:
WHARTON LENDER ASSOCIATES, LP,
a Pennsylvania Limited Partnership By:
WHARTON LENDER PROPERTIES,
LLC, a Pennsylvania Limited Liability
Company, its General Partner

By:	/s/ Larry Walsh
Name:	Larry Walsh
Title:	COO

TENANT:
KRYSTAL BIOTECH INC., a Delaware Corporation

By:	/s/ Tony Riley
Name:	Tony Riley
Title:	CFO

EXHIBIT "A"

6th Floor Premises

7th Floor Premises